Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated January 29, 2007 relating to the consolidated balance sheets of First Brandon Financial Corporation and subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the years ended December 31, 2006, 2005 and 2004 in this Form S-4 Registration Statement and any amendment thereto of New Hampshire Thrift Bancshares, Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

SHATSWELL, MacLEOD & COMPANY, P.C.

West Peabody, Massachusetts

April 3, 2007

83 PINE STREET  •   WEST PEABODY, MASSACHUSETTS 01960-3635  •  TELEPHONE (978) 535-0206  •  FACSIMILE (978) 535-9908

smc@shatswell.com                            www.shatswell.com